XCL Ltd. and Subsidiaries

 Exhibit 11-Computation of Earnings Per Common and Common Equivalent Share

             (Amounts in thousands except, per share amounts)

                                      Three Months Ended         Twelve Months Ended
                                          December 31                December 31
                                       ----------------           -----------------
                                       1995        1994            1995        1994
                                       ----        ----           -----        ----
PRIMARY:

Loss before extraordinary item     $ (62,466)   $ (12,153)     $ (87,837)   $ (34,880)

Extraordinary charge for early
  extinguishment of debt                  --           --             --       (1,742)
                                     -------      -------        -------      -------
Net loss                             (62,466)     (12,153)       (87,837)     (36,622)

Dividends on preferred stock          (2,254)      (2,353)        (4,821)      (4,907)
                                     -------      -------        -------      -------
Net loss attributable to
  common stock                     $ (64,720)   $ (14,506)     $ (92,658)   $ (41,529)
                                     =======      =======        =======      =======
Weighted average number of shares
  common stock outstanding           284,654      231,201        240,707      198,303

Common stock equivalents
 (computed using treasury
  stock method)                           --           --             --           --
                                     -------      -------        -------      -------
Average number of shares of common
  stock and common stock equivalents
  outstanding                        284,654      231,201        240,707      198,303
                                     =======     ========        =======      =======
Net loss per common and
  common equivalent share:

     Net loss before extraordinary
       item                        $    (.26)    $   (.06)      $   (.38)    $   (.20)
     Extraordinary item                   --           --             --         (.01)
                                     -------      -------        -------      -------
Net loss per common and common
 equivalent share                  $    (.26)    $   (.06)      $   (.38)    $   (.21)
                                    ========      =======        =======      =======
FULLY DILUTED:

Fully diluted net loss per
 common and common equivalent share    (1)           (1)            (1)        (1)

(1) All amounts are anti-dilutive or immaterial and therefore not presented in the financial statements.